ELLENOFF GROSSMAN & SCHOLE LLP
150 EAST 42ND STREET
NEW YORK, NEW YORK 10017
TELEPHONE: (212) 370-1300
FACSIMILE: (212) 370-7889
www.egsllp.com

November 26, 2010

S.E. Asia Emerging Market Co., Ltd
75 Bukit Timah Road #05-02
Boon Siew Building
SINGAPORE 229833

Re:           Registration Statement of S.E. Asia Emerging Market Co., Ltd

Ladies and Gentlemen:

We have acted as United States counsel to S.E. Asia Emerging Market Co., Ltd, a British Virgin Islands business company (the “Company”) in connection with the registration by the Company with the United States Securities and Exchange Commission of 1,265,000 units of the Company, including the underwriters over-allotment option (collectively the “Units”), with each Unit consisting of one subunit (“Subunit”), of the Company, and one Class A warrant (“Class A Warrant”). Each Subunit consists of one ordinary share, no par value, of the Company (“Ordinary Share”) and one Class B warrant (“Class B Warrant” and together with the Class A Warrants, the “Warrants”). Such registration is pursuant to a Registration Statement on Form F-1 initially filed by the Company with the Commission on November 26, 2010 (as amended, the “Registration Statement”).  Additionally, the Company is providing to Maxim Group, LLC (“Maxim”) one (1) Unit Purchase Option ( “Purchase Option”) pursuant to which Maxim shall have the right to purchase for its own account or that of its designees up to an aggregate of 110,000 Units (“PO Units”). The PO Units and subunits (“PO Subunits”) issuable upon exercise of the Purchase Option are identical to the Units and Subunits, except that the Class A Warrants included in the PO Units and Class B Warrants included in the PO Subunits have an exercise price of $6.60 and $3.30, respectively (“PO Warrants”).  This opinion is being given in accordance with the Legal Matters section of the Registration Statement, as it pertains to the portions of New York law set forth below.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.           Units and Subunits. When the Registration Statement becomes effective under the Act and when the offering is completed as contemplated by the Registration Statement, such Units and Subunits will be validly issued, fully paid and non-assessable.

S.E. Asia Emerging Market Co., Ltd
November 26, 2010

2.           Warrants. When the Registration Statement becomes effective under the Act, when the terms of the warrant agreement under which the Warrants are to be issued (the “Warrant Agreement”) are duly established and the Warrant Agreement is duly executed and delivered, when the terms of the Warrants underlying the Units and Subunits and of their issuance and sale are duly established in conformity with the Warrant Agreement and when such Warrants are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered and paid for as part of the Units and Subunits, as contemplated by the Registration Statement, such Warrants will be duly issued, fully paid and non-assessable and will be legally binding obligations of the Company in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Exceptions”).

3.           Purchase Option. When the Registration Statement becomes effective under the Act, when the terms of the Purchase Option and of its issuance and sale are duly established and the Purchase Option is duly executed and issued, delivered, sold and paid for, as contemplated by the Registration Statement, such Purchase Option will be validly issued, fully paid and non-assessable and will be a legally binding obligation of the Company in accordance with its terms, except as limited by the Exceptions.

4.           PO Units and PO Subunits. When the Registration Statement has become effective under the Act, when the terms of the PO Units and PO Subunits and of their issuance and sale are duly established, and when such PO Units and PO Subunits are duly executed and issued, delivered, sold and paid for upon exercise of the Purchase Option, as contemplated by the Purchase Option and the Registration Statement, such PO Units and PO Subunits will be validly issued, fully paid and non-assessable and will be legally binding obligations of the Company in accordance with their terms except as limited by the Exceptions.

5.           PO Warrants. When the Registration Statement becomes effective under the Act, when the terms of the Warrant Agreement are duly established and the Warrant Agreement is duly executed and delivered, when the terms of the PO Warrants underlying the PO Units and PO Subunits and of their issuance and sale are duly established in conformity with the Warrant Agreement and when such PO Warrants are duly executed and authenticated in accordance with the Warrant Agreement and issued, delivered, sold and paid for as part of the PO Units and PO Subunits, as contemplated by the Purchase Option and the Registration Statement, the PO Warrants will be validly issued, fully paid and non-assessable, and will be legally binding obligations of the Company in accordance with their terms except as limited by the Exceptions.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion expressed herein is limited to the internal laws of the State of New York. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  The opinion expressed herein is based upon the law of the State of New York in effect on the date hereof, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should such law be changed by legislative action, judicial decision, or otherwise.  Except as expressly set forth in our opinion above: (i) we express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and (ii) we express no opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

S.E. Asia Emerging Market Co., Ltd
November 26, 2010

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP